Exhibit 99.1

Chambers Street Properties Appoints Z. Jamie Behar to Board of Trustees Effective Upon Closing of the Merger with Gramercy Property Trust Inc.

Princeton, NJ, December 9, 2015—Chambers Street Properties (“Chambers Street” or the “Company”) (NYSE:CSG), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties today announced the appointment of Z. Jamie Behar to serve as an independent trustee to its Board of Trustees effective upon and conditioned on the closing of the proposed merger with Gramercy Property Trust Inc. (“Gramercy”).

“We are pleased to welcome Jamie to our Board of Trustees,” said Charles E. Black, Chambers Street’s Chairman. “With more than 30 years of real estate experience, Jamie brings a wealth of knowledge, management expertise and strategic insight that will make her a valuable addition to the Company and our shareholders.”

Prior to Ms. Behar’s retirement from General Motors Investment Management Corporation (“GMIMCo”) in September 2015, she was Managing Director of Real Estate & Alternative Investments, where she had direct management responsibility for approximately $12 billion (portfolio peak equity value) in real estate and alternative investments across the U.S. and Canada. Ms. Behar also served as a member of GMIMCo’s Board of Directors, as well as a member of its Management, Investment Management, Risk Management and Private Equity Investment Approval committees.  In her previous role with GMIMCo, Ms. Behar was a Portfolio Manager, where she negotiated, closed and managed approximately $5 billion in real estate, energy, private equity and venture capital investments.

Ms. Behar has served on numerous boards throughout her career, and currently serves as a member of the Board of Directors of Sunstone Hotel Investors, Inc. (NYSE:SHO), a publicly listed U.S. hotel company. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania, an M.B.A. degree from Columbia University Graduate School of Business and the CFA charter.

About Chambers Street Properties

Chambers Street Properties is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of September 30, 2015, Chambers Street owned or had a majority interest in 125 properties located across 19 U.S. states, France, Germany, and the United Kingdom encompassing approximately

37.2 million rentable square feet. For additional information, please visit www.chambersstreet.com.

About Gramercy Property Trust Inc.

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States.  Gramercy also operates a commercial real estate asset and property management business for third parties. To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gptreit.com or contact Investor Relations at 212-297-1000.

Additional Information About Proposed Merger with Gramercy Property Trust Inc. and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the transaction with Gramercy, the Company has filed with the SEC a registration statement on Form S-4 that includes a definitive joint proxy statement of the Company and Gramercy that also constitutes a definitive prospectus of the Company.  On October 30, 2015, Gramercy and the Company mailed the definitive proxy statement/prospectus to stockholders of Gramercy and shareholders of the Company.  This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Gramercy or the Company may file with the SEC and send to Gramercy’s stockholders and/or the Company’s shareholders in connection with the proposed transactions.  INVESTORS AND SECURITY HOLDERS OF GRAMERCY AND THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders are able to obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Gramercy or the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Gramercy are also available free of charge on Gramercy’s website at www.gptreit.com, or by contacting Gramercy’s Investor Relations Department at (212) 297-1000. Copies of the documents filed with the SEC by the Company are also available free of charge on the Company’s website at www.chambersstreet.com or by contacting the Company’s Investor Relations Department at (609) 806-2682.

Gramercy, the Company, their respective directors/trustees and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC.  Information about the directors and executive officers of Gramercy is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 9, 2015, its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on May 11, 2015, and other filings filed with the SEC. Information about the trustees and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, the amendments thereto on Form 10-K/A, which were filed with the SEC on March 30, 2015 and April 30, 2015, and other filings filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also included in the preliminary proxy statement and other relevant materials filed with the SEC.

Contacts:

Investors
Heather Gentry
(609) 683-4900
Heather.Gentry@CSPREIT.com

Media
Edelman
Lex Suvanto/Trevor Gibbons
(212) 729-2463